UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   October 28, 2014

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18001 S. Figueroa, Unit F, Gardena, CA	90248
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 324-4513

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Heatwurx, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K to report the following:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 28, 2014, Alexander Kramer (“Mr. Kramer”), a named executive officer, resigned as the Company’s Chief Financial Officer (“CFO”). In such capacity Mr. Kramer had served as the Company’s principal financial officer and principal accounting officer. Mr. Kramer advised the Company that he has no material disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and Mr. Kramer has made himself available to support the Company by assisting with its transition needs.  The Company thanks him for the contributions provided to the Company during his tenure.

In connection with his resignation, Mr. Kramer entered into a Separation and Severance Agreement and Release of Claims (the “Separation Agreement”) with the Company on October 28, 2014. The Separation Agreement terminates and supersedes the terms of Mr. Kramer’s letter agreement with the Company, April 28th, 2014, regarding his terms of employment.

The Separation Agreement (i) memorializes that Mr. Kramer’s employment with the Company ended on October 28, 2014, (ii) that Mr. Kramer is entitled to a lump sum payment of $30,000 less deductions required by law, (iii) Mr. Kramer waived and released the Company from all claims he may have had against it, and (iv) Mr. Kramer is entitled to all benefits for which he was qualified in accordance with the Company’s various benefit plans in existence at the time of his termination.

The description of Mr. Kramer’s Separation Agreement is qualified in its entirety by the provisions of the Separation Agreement, which is incorporated by reference to Exhibit 99.1 to this Form 8-K.

Dave Dworsky (“Mr. Dworsky”), the Company’s current President/CEO, will serve as the Company’s principal financial and accounting officer until a new CFO is engaged.  Mr. Dworsky will not receive additional compensation for the expanded responsibilities.  The Company is in the process of vetting and hiring a new CFO.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Separation and Severance Agreement and Release of Claims, dated October 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: November 3, 2014	By: /s/ David Dworsky
David Dworsky, Chief Executive Officer

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